UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
 (Amendment No. __________)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to Rule 14a-12

                   FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

2

[Missing Graphic Reference]

April 17, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on May 23, 2007, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the meeting. We have also enclosed a copy of the Company's 2006 annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year. At the meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

I encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. This will ensure that your shares are represented at the meeting. If you have any questions concerning these matters, please contact me at (217) 258-0415 or Christie L. Wright, Manager of Shareholder Services, at (217) 258-0493. We look forward with pleasure to seeing and visiting with you at the meeting.

                Very truly yours,

                FIRST MID-ILLINOIS BANCSHARES, INC.

                         /s/ William S. Rowland

                William S. Rowland
                Chairman and Chief Executive Officer

1515 Charleston Avenue  •  P.O. Box 499  •   Mattoon, IL 61938  •  Phone: (217) 258-0493

[Missing Graphic Reference]

Notice of
Annual Meeting of Stockholders
To Be Held May 23, 2007

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. (the “Company”) will be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, May 23, 2007 at 4:00 p.m. local time.

The meeting is for the purpose of considering and acting upon:

1.	The election of three directors of the Company;
2.	The approval of the Company’s 2007 Stock Incentive Plan; and
3.	Such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 2, 2007 as the record date for the determination of the stockholders entitled to vote at the meeting and any adjournments thereof.

You are requested to act promptly to vote your shares by completing, signing and returning the enclosed proxy card in the enclosed return envelope or by telephone or through the Internet by following the instructions set forth on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

 /s/ William S. Rowland
William S. Rowland
Chairman and Chief Executive Officer

Mattoon, Illinois
April 17, 2007

[Missing Graphic Reference]

Proxy Statement

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, May 23, 2007 at 4:00 p.m. local time. The Board of Directors would like to have all stockholders represented at the meeting. Please complete, sign and return your proxy card in the enclosed return envelope, telephone the toll-free number listed on your proxy card, or use the Internet site listed on your proxy card.

The accompanying Notice of Annual Meeting, this Proxy Statement and the proxy card are first being mailed to stockholders on or about April 17, 2007. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, are also enclosed.

The Company is a diversified financial services company which serves the financial needs of central Illinois. The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, DeLand, Urbana, Decatur, Highland, Pocahontas, Champaign, Maryville, Mansfield, Mahomet, and Weldon, Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services"); and The Checkley Agency, Inc., an insurance agency ("Checkley").

Only holders of record of the Company's Common Stock at the close of business on April 2, 2007 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On the Record Date, the Company had 4,272,059 shares of Common Stock issued and outstanding. In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, by voting by telephone or through the Internet on a later date, or by attending the annual meeting and voting in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present. "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Proxies are being solicited principally by mail, telephone and e-mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter. The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2007, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding

Principal Stockholders

David R. Hodgman c/o Schiff Hardin LLP 6600 Sears Tower Chicago, Illinois 60606	255,966 (3)	6.0%

Richard Anthony Lumpkin 121 South 17th Street Mattoon, Illinois 61938	411,163 (4)	9.6%

Director Nominees, Directors and Named Executive Officers:

Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	386,472 (5)	9.0% (20)

Kenneth R. Diepholz	41,608 (6)	1.0% (20)

Joseph R. Dively	5,248 (7)	* % (20)

Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	290,728 (8)	6.8% (20)

Daniel E. Marvin, Jr.	76,186 (9)	1.8% (20)

Gary W. Melvin	198,071 (10)	4.6% (20)

Sara Jane Preston	16,307 (11)	* % (20)

William S. Rowland	103,443 (12)	2.4% (20)

Ray Anthony Sparks	188,714 (13)	4.4% (20)

John W. Hedges	26,093 (14)	* % (20)

Stanley E. Gilliland	46,071 (15)	1.1% (20)

Michael L. Taylor	13,306 (16)	* % (20)

Laurel G. Allenbaugh	7,182 (17)	* % (20)

Robert J. Swift, Jr.	2,187 (18)	* % (20)

All director nominees, directors and executive officers as a group (16 persons)	1,416,713 (19)	31.6% (21)

(1)           Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power. The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above amount includes 127,983 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 127,983 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 255,966 shares held by these trusts.

(4)
The above amount includes 161,086 shares held by Mr. Lumpkin individually. The above amount also includes 66,989 shares held by SKL Investment Group, of which Mr. Lumpkin is a voting member; 83,645 shares held by The Lumpkin Family Foundation, of which Mr. Lumpkin serves as a trustee, and of which beneficial ownership is disclaimed; 65,871 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin, under which Mr. Lumpkin has sole voting and investment power; and 33,572 shares held for the account of Mr. Lumpkin under the Company’s Deferred Compensation Plan.

(5)
The above amount includes 88,440 shares held by Mr. Adams individually. The above amount also includes 259,865 shares of Common Stock held by a corporation which Mr. Adams is deemed to control; 5,333 shares held by Mr. Adams' spouse, over which shares Mr. Adams has no voting and investment power; 30,584 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan; and options to purchase 2,250 shares of Common Stock.

(6)
The above amount includes 13,255 shares held by Mr. Diepholz individually. The above amount also includes 15,228 shares held for the account of Mr. Diepholz under an Individual Retirement Account; and options to purchase 13,125 shares of Common Stock.

(7)
The above amount includes 1,842 shares held by Mr. Dively individually; 1,156 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan; and options to purchase 2,250 shares of common stock.

(8)
The above amount includes 19,995 shares held by Mr. Grissom individually; and 6,142 shares held jointly with his spouse. The above amount also includes 127,983 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 127,983 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 255,966 shares held by these trusts. The above amount also includes options to purchase 8,625 shares of Common Stock.

(9)
The above amount includes 26,491 shares held by Mr. Marvin individually. The above amount also includes 19,750 shares held by Mr. Marvin's spouse, over which shares Mr. Marvin has no voting or investment power and of which Mr. Marvin disclaims beneficial ownership; 3,124 shares held by Mr. Marvin's grandchildren, over which Mr. Marvin has shared voting and investment power; 10,000 shares held for the account of Mr. Marvin under an Individual Retirement Account; 7,071 shares held for the account of Mr. Marvin under the Company’s Deferred Compensation Plan; and options to purchase 9,750 shares of Common Stock.

(10)
The above amount includes 160,309 shares held by Mr. Melvin. The above amount also includes 24,637 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan and options to purchase 13,125 shares of Common Stock.

(11)
The above amount includes 4,425 shares held by Ms. Preston individually. The above amount also includes 3,257 shares held for the account of Ms. Preston under the Company’s Deferred Compensation Plan and options to purchase 8,625 shares of Common Stock.

(12)
The above amount includes 9,647 shares held by Mr. Rowland individually. The above amount also includes 16,563 shares for the account of Mr. Rowland under an Individual Retirement Account; 5,594 shares held for the account of Mr. Rowland under the Company’s 401(k) Plan; 4,139 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 67,500 shares of Common Stock.

(13)
The above amount includes 99,908 held by Mr. Sparks. The above amount also includes 57,682 shares held by Sparks Investment Group, LP, and 9,500 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 5,730 shares held by Mr. Sparks' spouse, over which shares Mr. Sparks has no voting and investment power; 1,215 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; 12,429 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan; and options to purchase 2,250 shares of Common Stock.

(14)
The above amount includes 375 shares held by Mr. Hedges individually. The above amount also includes 903 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 2,596 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; and options to purchase 22,219 shares of Common Stock.

(15)
The above amount includes 14,276 shares held by Mr. Gilliland individually and 2,422 shares held jointly with his spouse. The above amount also includes 3,498 shares held for the account of Mr. Gilliland under an Individual Retirement Account; 7,007 shares held for the account of Mr. Gilliland under the Company’s 401(k) Plan; 2,274 shares held for the account of Mr. Gilliland under the Company’s Deferred Compensation Plan; and options to purchase 16,594 shares of Common Stock.

(16)	The above amount includes 649 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 12,657 shares of Common Stock.
(17)	The above amount includes 995 shares held for the account of Ms. Allenbaugh under the Company’s 401(k) Plan and options to purchase 6,187 shares of Common Stock.
(18)	The above amount includes 1,343 shares for the account of Mr. Swift under the Company’s Deferred Compensation Plan and options to purchase 844 shares of Common Stock.

(19)	Includes an aggregate of 190,314 shares obtainable upon the exercise of options.
(20)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.
(21)	Percentage is calculated on a diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by individuals included in the above table.
*	Less than 1%.
As of February 1, 2007, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 168,598 shares or 3.9% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 145,956 shares or 3.4% of the outstanding Common Stock and shared voting and investment power with respect to 22,642 shares or .5% of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years. For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class III directors, for a term expiring in 2010, Charles A. Adams, Daniel E. Marvin, Jr., and Ray Anthony Sparks. Messrs. Adams, Marvin and Sparks have served as directors of the Company since 1984, 1982 and 1994, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class III directors for a three-year term. Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at April 2, 2007	Principal Occupation	Year First Became Director	Year Term Expires

DIRECTOR NOMINEES
Charles A. Adams	65	Director of the Bank (since 1989) and of the Company; Director of Data Services (since 1987); Director of Checkley (since 2002); President, Howell Paving, Inc., a road construction company (since 2000).	1984	2007
Daniel E. Marvin, Jr.	68	President Emeritus, Eastern Illinois University, a public university (since 2002); Chairman, President, Chief Executive Officer of the Company (1983-1999); Director (since 1980), Chairman (1983-1999), and President and Chief Executive Officer (1983-1997) of the Bank; Director of Data Services (1987-1992); Director of Checkley (since 2006).	1982	2007
Ray Anthony Sparks	50	Director of the Bank (since 1997) and of the Company; Director of Data Services (since 1996); Director of Checkley (since 2002); private investor (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997).	1994	2007
The Board of Directors recommends a vote "FOR" the election of Directors Adams, Marvin and Sparks for a term of three years.

Name	Age at April 2, 2007	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Kenneth R. Diepholz	68	Director of the Bank (since 1984) and of the Company; Vice President, Ken Diepholz Chevrolet, Inc., an automobile dealership (since 2000); Vice President, Diepholz Auto Group, an automobile dealer group (since 2003); Owner, Diepholz Rentals, a renter of apartments and commercial real estate property.	1990	2008
Steven L. Grissom	54	Director of the Bank and the Company (since 2000); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Treasurer of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2006); Secretary of Illinois Consolidated Telephone Company, a local telecommunications provider (2003-2006); Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997).	2000	2008
Gary W. Melvin	58	Director of the Bank (since 1984) and of the Company; Director of Data Services (since 1987); President and Co-Owner, Rural King Farm & Home Supplies stores, a retail farm and home supply store chain.	1990	2008

Name	Age at April 2, 2007	Principal Occupation	Year First Became Director	Year Term Expires
Joseph R. Dively	47	Director of the Bank and the Company (since 2004); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company, and President of Illinois Telephone Operations, a local telecommunications provider (since 2003); Vice President of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2002).	2004	2009
Sara Jane Preston	66	Director of the Bank (since 1999) and of the Company; Director of Checkley (since 2002); retired President and CEO of Charleston National Bank and the southern Illinois lending operations of its successor organizations (Boatmen’s National Bank, NationsBank and BankAmerica).	2000	2009
William S. Rowland	60	Chairman, President, Chief Executive Officer and Director of the Company; Executive Vice President (1997-1999), Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of Data Services (since 1989); Director (since 1999), Chairman (since 1999), and Executive Vice President (1989-1999) of the Bank; Director of Checkley (since 2002).	1991	2009

PROPOSAL II - TO ADOPT THE FIRST MID-ILLINOIS BANCSHARES, INC. 2007 STOCK INCENTIVE PLAN

On March 7, 2007 the Board of Directors of the Company approved the First Mid-Illinois Bancshares, Inc. 2007 Stock Incentive Plan (the “Plan”), subject to the approval of the stockholders. The Plan is intended to succeed the Company’s 1997 Stock Incentive Plan, which has a ten-year term, so that no awards can be made after October 21, 2007. No awards will be made under the Plan unless and until stockholder approval is obtained.

The Plan is intended to recognize the contributions made to the Company by directors, employees, consultants and advisors of the Company and its subsidiaries, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals. In the Board's view, the Plan will provide increased flexibility in providing incentives to directors, employees, consultants and advisors and thus further serve the interests of the Company and its stockholders.

The following is a summary of the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

DESCRIPTION OF THE PLAN

Number of Shares of Common Stock.  The number of shares that may be issued under the Plan is 200,000. Of these 200,000 shares, (i) the maximum number of shares issuable as stock options to any employee in any calendar year is 50,000, (ii) the maximum number of shares that may be used for awards (other than stock options) intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”) that may be granted to any participant in any calendar year is 50,000 (or, if an award is settled in cash, the fair market value of such shares on the date of settlement), and (iii) the maximum number of shares issuable as incentive stock options is 200,000.

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If for any reason there is a lapse, forfeiture, expiration, termination or cancellation of any award under the Plan, the shares subject to such award will again be available for issuance. Any shares subject to an award that are delivered to the Company by a participant, or withheld by the Company on behalf of such participant, as payment for an award or payment of withholding taxes due in connection with an award will also again be available for issuance, and only the net number of shares delivered to the participant will count toward the number of shares issued under the Plan. In addition, any shares acquired under the Plan that are sold to the Company pursuant to its repurchase right under the Plan will again be available for issuance. The number of shares issuable under the Plan is subject to adjustment in the event of any recapitalization, reclassification, reorganization, stock split, combination or exchange of shares, stock dividend, any change in the capital structure of the Company or any similar corporate transaction. In such case, the Committee has the discretion to make adjustments as it deems necessary to preserve the intended benefits under the Plan.

No award granted under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a non-qualified stock option transferred without value by the participant during his lifetime.

Administration. The Plan is administered by the compensation committee or other committee designated by the Board (the “Committee”), so long as the Committee is comprised of two or more directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the “outside director” definition under Section 162(m) of the Code. The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards.

The Committee in its discretion may provide that any award granted under the Plan will be subject to the attainment of performance goals, including those that qualify the award as “performance-based compensation” under Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: earnings or earnings per share; return on equity; common stock price; return on investment; return on assets; net income; expense management; credit quality; revenue growth; or operating leverage. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. The performance goals may be particular to one or more lines of business or subsidiaries or may be based on the performance of the Company and its subsidiaries as a whole. The performance goals may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants.

Eligibility. Directors and employees of the Company or its subsidiaries, and consultants and advisors to the Company or its subsidiaries, are eligible to be selected by the Committee to receive awards under the Plan. It is intended that all directors and approximately 17 employees will be designated as eligible to participate in the Plan.

Award Agreements. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion.

Awards under the Plan. The Plan provides for discretionary awards to participants of stock options, stock awards, stock units and stock appreciation rights.

Stock Options. The Committee has the sole discretion to grant either non-qualified stock options or incentive stock options to employees, and non-qualified stock options to other participants. The Committee has the discretion to set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”), (ii) each option will expire 10 years from the date of grant and (iii) no stock option may be granted after 10 years from the date the Plan was adopted.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which an incentive stock option is exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) cannot exceed $100,000, and if this limit is exceeded, the portion of the option that does not exceed the limit will continue to be an incentive stock option and the remainder will be a non-qualified stock option; and (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the Company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant.

Stock Awards. Stock awards may be granted to participants under the Plan. The number of shares awarded to each participant, and the terms and conditions of the award, including when any restrictions on transfer will lapse, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will be a stockholder with respect to the shares awarded to him, and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends on the shares (although the Committee in its discretion can accumulate and hold the dividends until the restrictions on the shares lapse).

Stock Units. Stock units may be granted to participants under the Plan. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock of the Company or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement , a participant will not be a stockholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares (although the Committee in its discretion can accumulate and hold such amounts until the restrictions on the stock units lapse).

Stock Appreciation Rights. Stock appreciation rights (SARs) may be awarded to participants under the Plan, subject to terms and conditions determined by the Committee, provided that the exercise price cannot be less than the fair market value of a share of common stock on the date of grant, and each SAR will expire 10 years from the date of grant. Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised. Upon exercise, the stock appreciation right will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. SARs may be awarded separately, or in connection with grants of stock options, in which case exercise of the SAR will result in expiration of the related stock option, and exercise of the stock option will result in expiration of the related SAR.

Payment for Awards and of Withholding Taxes. The Committee may make one or more of the following payment methods available for payment of any award, including the exercise price of a stock option, and for payment of any minimum withholding tax required to be withheld: cash; cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price; directing the Company to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; or delivery (either directly or through attestation) of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price.

Provisions Relating to a Change in Control of the Company. Notwithstanding any other provision of the Plan or any award agreement, in the event of a “change in control” of the Company, all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any award will be deemed satisfied at the target or higher levels as determined by the Committee. In addition, upon such change in control, the Committee has sole discretion to provide for the purchase of any outstanding stock option, and the mandatory exercise of any outstanding stock appreciation right, for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option or stock appreciation right had the option or stock appreciation right been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such change in control, and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such change in control. See Section 2(c) of the Plan for the definition of “change in control.”

Amendment of Award Agreements; Amendment and Termination of the Plan. The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule. The Board may terminate, suspend or amend the Plan from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Right of First Refusal. If a holder of shares acquired under the Plan wishes to sell such shares, he must first offer the shares to the Company, and the Company has 10 business days to exercise its right. The payment price for the shares will be as negotiated by the Company and the holder, or if applicable, the price offered pursuant to a bona fide third-party written offer, and will be paid in a lump sum, or if greater than $225,000, in installments not to exceed five years, as determined by the Committee. If the Company does not exercise its repurchase right, the holder may sell the shares to any purchaser within 10 business days at a price not less than that offered to the Company, or else the shares again become subject to the Company’s right to repurchase, and the holder cannot offer to sell the shares to the Company for six months.

Awards to be Made Under the Plan. It is not possible at this time to determine the awards that will be made under the Plan.

SUMMARY OF FEDERAL INCOME TAX IMPLICATIONS OF
PARTICIPATION IN THE PLAN

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan.

Non-Qualified Stock Options. A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised. The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options. A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Units. If the participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives shares or cash pursuant to the settlement of stock units, provided that if the shares are subject to any restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received, less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, less the amount paid by the participant for the shares and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

Stock Appreciation Rights. A participant will not recognize any income at the time of the grant of the stock appreciation right. Upon exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

  EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to the Company’s compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Columns (a)) (c)
Equity compensation plans approved by stockholders:
(A) Deferred Compensation Plan	N/A	N/A	291,537 (1)
(B) Stock Incentive Plan	276,660 (2)	$25.13 (3)	47,063 (4)
Equity compensation plans not approved by stockholders (5)	N/A	N/A	N/A
Total	276,660	$25.13	338,600

(1)	Consists of shares issuable with respect to participant deferral contributions invested in common stock
(2)	Consists of stock options.
(3)	Represents the weighted-average exercise price of outstanding stock options.
(4)	Consists of stock options and / or restricted stock.
(5)	The Company does not maintain any equity compensation plans not approved by stockholders.

The Board of Directors unanimously recommends a vote “FOR” the approval of the First Mid-Illinois Bancshares, Inc. 2007 Stock Incentive Plan.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors concluded that except for Mr. Rowland, the members of the Board of Directors satisfy the independence requirements of the New York Stock Exchange. The Board of Directors has established an audit committee and a compensation committee. The Board of Directors has concluded that all members of the audit committee satisfy the independence requirements of the New York Stock Exchange, as required by the charter of the audit committee. The Board of Directors has also concluded that all current members of the compensation committee satisfy the independence requirements of the New York Stock Exchange. The Board has also created other company-wide committees composed of officers of the Company and its subsidiaries.

A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2006. During 2006, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served.

NOMINATIONS FOR DIRECTOR

The Company does not maintain any standing nominating committee. The entire Board performs the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. The Board does not believe it needs a separate nominating committee because the Board has the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfy the independence requirements of the New York Stock Exchange. When the Board performs its nominating function, the Board acts in accordance with the Company’s Certificate of Incorporation.

Stockholders entitled to vote for the election of directors may submit candidates for consideration by the Company if the Company receives timely written notice, in proper form, for each such director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the annual meeting, the notice generally must be received within the time frame set forth in “Notice Provisions For Stockholder Nominations of Directors” below. To be in proper form, each written nomination must set forth: (1) the name, age, business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder.

In the consideration of director nominees, including any nominee that a stockholder may submit, the Board of Directors considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and (4) the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director must comply with certain provisions in the Company's Certificate of Incorporation. The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days or more than 60 days before a meeting at which directors are to be elected. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director. For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The current members of the audit committee are Messrs. Adams, Diepholz, Dively, Grissom, Marvin, Melvin and Sparks, and Ms. Preston. The audit committee met 5 times in 2006. The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements. Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function. The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

COMPENSATION COMMITTEE

The current members of the compensation committee are Messrs. Adams, Diepholz, Dively, Grissom, Melvin and Sparks, and Ms. Preston. The compensation committee met 7 times in 2006. The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance. The compensation committee also has responsibility for administering the stock-based plan of the Company. For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2006, Mr. Rowland served as a director of Coles Together, a not-for-profit economic development organization, and Mr. Grissom served as Chairman and a member of the compensation committee of Coles Together; Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; and Messrs. Dively and Hedges served as members of the compensation committee and as directors, and Mr. Sparks served as director until June 30, 2006, of Sarah Bush Lincoln Health Systems, a not-for-profit medical facility. See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder may communicate with any director by sending written correspondence addressed to such director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1515 Charleston Avenue, Mattoon, Illinois 61938. The Secretary or the designee thereof will forward such correspondence to the relevant director.
The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts. All of the directors attended the annual meeting in 2006.

SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2006, except that late reports were filed by Messrs. Adams, Hedges, Lumpkin, Sparks and Dively, and Ms. Preston with respect to deferred compensation received in shares or stock units on March 3, 2006. The transactions were reported to the Securities and Exchange Commission (the “SEC”) on March 14, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The members of the audit committee of the Company during the fiscal year ended December 31, 2006 were Messrs. Sparks (Chairman), Adams, Diepholz, Dively, Grissom, Marvin, and Melvin, and Ms. Preston.  The Board of Directors determined that each member of the audit committee satisfies the independence requirements of the New York Stock Exchange.

The SEC requires that boards of directors determine whether any audit committee member qualifies as an “audit committee financial expert.” The Board of Directors determined that Steven L. Grissom is an audit committee financial expert.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 23, 2007. A copy of the audit committee charter may be found at Appendix A to our proxy statement for the 2006 annual meeting. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2006.

The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee received the written disclosures from BKD, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

In addition, the audit committee considered whether the provision of services by BKD, LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 were compatible with maintaining the independence of BKD, LLP. See also “Independent Public Accountants.”

This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Steven L. Grissom
Charles A. Adams	Daniel E. Marvin, Jr.
Kenneth R. Diepholz	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2006 and 2005, the audit of the Company’s internal control over financial reporting as of December 31, 2006 and 2005, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2006 and the quarter ended September 30, 2005 were $183,700 and $157,500 respectively.

The aggregate fees billed for professional services rendered by KPMG LLP for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 were $64,196 for the fiscal year ended December 31, 2005.

Audit-Related Fees. The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2006 and 2005 (namely, employee benefit plan audit and acquisition related services) were $40,330 and $3,100 respectively.

The aggregate fees billed for professional services rendered by KPMG LLP for audit-related services for the fiscal year ended December 31, 2005 (namely, employee benefit plan audit and acquisition related services) were $53,896.

Tax Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2006 and 2005 were $7,350 and $6,200 respectively.

All Other Fees. For the fiscal years ended December 31, 2006 and 2005, no fees were billed for products or services provided by BKD, LLP other than the foregoing.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee preapproved all services performed by the independent auditors in 2006.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2006 and 2005. BKD, LLP has served as the Company's independent auditors since July 26, 2005.

KPMG LLP served as the Company’s independent auditors from 1992 through July 26, 2005. On July 26, 2005, the Company engaged BKD, LLP as its independent registered public accounting firm after dismissing KPMG LLP on that date. These actions were approved by the audit committee.

The reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003, and KPMG LLP’s report on management’s assessment and the effectiveness of internal control over financial reporting as of December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2004 and 2003, and through July 26, 2005 (the “Relevant Period”), there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference thereto in connection with its report. Also, during the Relevant Period, there was no reportable event as described in Item 304(a)(1)(v) (“Reportable Event”) of Regulation S-K issued by the SEC.

During the Relevant Period, neither the Company nor (to the Company’s knowledge) anyone acting on behalf of the Company consulted with BKD LLP regarding either the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a Reportable Event.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2007 and expects to make that appointment later in the year.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Kenneth R. Diepholz, Chairman	Steven L. Grissom
Charles A. Adams	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston
Ray Anthony Sparks

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Executive Compensation Objectives

The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation. In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with base salary and, in the case of annual cash incentives, is also conditioned on attainment of both individual and corporate performance measures. The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders. The compensation committee has used stock options as a way to unify the interests of the executives and stockholders. Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time. As discussed below, the compensation committee intends to start granting stock options again, in May, 2007. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain earnings per share levels, which encourages the executive to work to increase stock value.

Enable the Company to attract and retain the best available talent. In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive. As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company. The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation. Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned. Individual performance is also a component of the cash incentive compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each executive officer and makes recommendations to the compensation committee. The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO. Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor.

Key Elements of Compensation

Base Salary

Each year the compensation committee reviews salary data of the top paid executives of other comparable banking institutions. This data includes salary surveys prepared by the Illinois Banker’s Association and the accounting firm of Crowe Chizek and Company LLC, as well as compensation information obtained from proxy statements of other publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company (the banks included in the 2006 analysis ranged in size from approximately $600 million to $1.9 billion in assets). These institutions also frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company. The compensation committee uses this information as a general guide in establishing the base salaries of the named executive officers. The compensation committee also considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill, and the recommendation of the CEO.

Based on these guidelines and factors, the compensation committee in February of 2006 established the CEO’s base salary at $225,000. The salaries paid to the other named executive officers are set forth in the “Salary” column of the Summary Compensation Table in this proxy statement. Mr. Rowland (the CEO) did not receive a raise for 2006. The other named executive officers received the following raises in 2006: Mr Taylor $8,400, Mr. Hedges $5,500, Mr. Gilliland $3,000, Mr. Swift $2,000 and Ms. Allenbaugh $4,300. The 2006 salaries for the named executive officers continued to be below the average salaries of executives at the companies in the Company’s comparator group.

In 2007, the compensation committee concluded that adjustments were necessary in order to keep compensation for named executive officers, and particularly the CEO, competitive. Accordingly, increased salaries were approved as follows: Mr. Rowland, $275,000; Mr. Taylor: $137,000; Mr. Hedges: $168,000; and Ms. Allenbaugh: $103,000. Beginning in 2007, Mr. Rowland is no longer receiving annual director fees of $14,000, and such amount is now considered a component of his salary. (In January, 2007 Mr. Gilliland retired from his executive position, although he remains employed by the Company. On December 15, 2006, Mr. Swift resigned from the Company.)

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan, which is designed to reward the executives in increasing Company profitability and achieving individual accomplishments which create stockholder value. The corporate component of the plan is intended to reflect the Company’s philosophy that stockholders should first receive a certain amount of increased value before the executives receive any cash incentive compensation. The plan therefore uses fully diluted earnings per share (EPS) as the metric to determine this amount of annual profitability improvement. The plan is operated as follows:

•
At the beginning of each year, the compensation committee determines the amount of cash incentive each named executive officer is entitled to receive as a percentage of base salary. The compensation committee also determines the portion of the incentive opportunity that is based on the EPS component (the remaining portion being based on individual performance goals). The amounts established for 2006 were as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to EPS
Mr. Rowland	50%	100%
Mr. Taylor	25%	75%
Mr. Hedges	35%	75%
Mr. Gilliland	25%	75%
Mr. Swift	25%	75%
Ms. Allenbaugh	20%	75%

The percentage of salary payable as cash incentive is consistent with the amounts specified in each named executive officer’s employment agreement.

•
At the same time, the compensation committee establishes the EPS target using the prior year’s EPS as a starting point. In 2005, the Company’s EPS was $2.16. Using this amount as a base line, the compensation committee determined the following 2006 criteria:

•	“Minimum” EPS of $2.18: If 2006 EPS is below $2.18, no cash incentive compensation will be paid to any executive.
•	“Threshold” EPS of $2.20: Attainment of this level results in executives receiving 25% of their cash incentive opportunity.
•	“Budget” EPS of $2.25: Attainment of this level results in executives receiving 60% of their cash incentive opportunity.
•	“Maximum” EPS of $2.36: Attainment of this level results in executives receiving 100% of their cash incentive opportunity.

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of EPS levels between minimum, threshold, budget and maximum, or for attainment of EPS levels above maximum.

Operations for 2006 resulted in EPS of $2.27, which resulted in executives receiving 60% of their bonus opportunity. The compensation committee did not exercise its discretion to increase the cash incentive payments due to results being slightly above the budget EPS level.

The remaining 25% portion of the cash incentive opportunity for each named executive officer other than the CEO (whose cash incentive opportunity was based entirely on EPS) was based on achievement of individual objectives. The named executive officers attained the individual objectives for 2006 at the following levels:

Executive	% of Cash Incentive Realized
Mr. Taylor	81%
Mr. Hedges	84%
Mr. Gilliland	65.25%
Ms Allenbaugh	70%

Mr. Swift did not receive any cash incentive payment for 2006 due to his resignation from the Company on December 15, 2006.

Equity Compensation

The compensation committee has granted long-term equity compensation in order to more closely link the financial interests of the Company’s executives with those of its stockholders. From 1997 through 2004 the compensation committee paid selected named executive officers equity compensation in the form of stock options granted under the Company’s 1997 Stock Incentive Plan. The options have a 10 year term and vest ratably over a four year period. The number of options awarded to each executive was intended to be proportionate to the individual’s ability to influence the strategic direction of the Company and create stockholder value. The compensation committee believes that the stock options have served their intended purposes as the profitability of the Company and the value of the Company’s stock increased significantly during this period.

The compensation committee did not issue any stock options during 2005 or 2006 because of the numerous uncertainties surrounding the financial accounting treatment of options and the potential effect of new accounting rules. These issues have been resolved and the compensation committee intends to grant awards of stock options in May, 2007, although the specific amounts to be awarded to executives have not yet been determined.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers.

401(k) Plan

The Company’s 401(k) plan is a tax-qualified retirement plan the covers all employees generally, including the named executive officers. An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2006 of $15,000, or $20,000 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions. The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, regardless of whether the employee makes elective deferral contributions. (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $220,000 in 2006.) The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity. The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment. The Company does not contribute to this plan. The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Supplemental Executive Retirement Plan

The Company provides supplemental retirement benefits to selected executives under its Supplemental Executive Retirement Plan (the “SERP”). The CEO is the only active participant in the SERP. The SERP, which is a non-qualified defined benefit pension plan, provides the CEO with an annual benefit of $50,000 payable to him or his beneficiary for 20 years following his retirement at age 65. The benefit is reduced if he retires early. (The Company maintains, and is the beneficiary of, a life insurance policy covering the CEO, which will continue past his retirement and could provide funding for this benefit.) The SERP is described in greater detail in the “Pension Benefits” section of this proxy statement

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer. The agreements provide for a minimum base salary which cannot be reduced, and a minimum cash incentive opportunity. The agreements also provide for severance benefits upon certain terminations of employment. If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months (six months for Mr. Taylor) and continued health coverage for the severance period. If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment due to a reduction in base salary or a substantial diminution of his or her position or responsibilities, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Mr. Rowland and a lump sum payment equal to 24 months of base salary for Mr. Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for the applicable severance period. The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives. The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. Mr. Rowland and Mr. Hedges have Company-owned automobiles pursuant to their employment agreements. Mr. Gilliland and Mr. Swift also had company-owned automobiles. The determination as to whether a Company-owned car is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved. The Company also pays for annual country club membership dues for Mr. Rowland and Mr. Hedges. Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for “performance-based compensation.” Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments do not qualify as performance-based compensation. Stock options granted by the Company do qualify as performance based compensation. Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

2006 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the four other most highly-compensated executive officers of the Company during the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Option Awards	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)	($)	($)
William S. Rowland Chairman, President and Chief Executive Officer of the Company	2006	225,000	67,500	43,008	39,945(3)	27,208(4)	402,661
Michael L. Taylor Vice President and Chief Financial Officer of the Company	2006	125,000	20,391	14,413		8,061(5)	167,865
John W. Hedges Executive Vice President of the Company	2006	160,000	36,960	16,923		9,725(5)	223,608
Stanley E. Gilliland Vice President of the Company	2006	123,800	18,976	11,544		7,578(5)	161,898
Robert W. Swift, Jr. Vice President of the Company	2006	133,800(6)	0(6)	10,541		8,469(5)	152,810
Laurel G. Allenbaugh Vice President of the Company	2006	100,000	12,500	9,009		6,430(5)	127,939

(1) Non-Equity Incentive Plan Compensation. The amounts in this column are based on performance in 2006 and reflect the amounts actually paid on February 9, 2007 under the Company’s Incentive Compensation Plan. See “Grants of Plan-Based Awards” section of the Proxy Statement for a discussion of this Plan.

(2) Option Awards. The amounts in this column represent the Company’s expense for the year ended December 31, 2006 with respect to all outstanding options held by each named executive officer, disregarding any adjustments for potential forfeitures, as discussed in Note 15 to the Consolidated Financial Statements contained in the Company’s 2006 Form 10-K.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings. This amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2005 to December 31, 2006.

(4) All Other Compensation. This amount represents the Company’s contributions to its 401(k) Plan in 2006 of $13,208, and compensation received for service as a director of the Company for 2006 of $14,000.

(5) All Other Compensation. This amount represents the Company’s contributions to its 401(k) Plan in 2006 on behalf of each named executive officer.

(6) Named Executive Officer. Mr. Swift resigned from the Company on December 15, 2006. Mr. Swift was a participant in the Company’s Incentive Compensation Plan for 2006, but his resignation prior to year-end made him ineligible to receive any payout.

Employment Agreements. The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Rowland: The employment agreement with Mr. Rowland has a term through December 31, 2007 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's SERP that provides an annual retirement benefit of $50,000 upon retirement at age 65, (iv) participation in the Company's Deferred Compensation Plan and 1997 Stock Incentive Plan, (v) use of a Company owned or leased automobile and payment of annual country club membership dues, and (vi) other benefits made available to Company executive or management employees.

Mr. Hedges: The employment agreement with Mr. Hedges has a term through September 30, 2008 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of  annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Other Named Executive Officers: The employment agreement with the other named executive officers (except for Mr. Swift, who resigned from the Company on December 15, 2006) have a three year term that can be extended upon mutual agreement and provide for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 25% of base salary (20% for Ms. Allenbaugh), and (iii) other benefits made available to Company management employees.

First Retirement and Savings Plan (“401k plan”). The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for base contributions by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under non-equity incentive plans in 2006.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
William S. Rowland	11/15/05	28,125	67,500	112,500
Michael L. Taylor	11/15/05	7,813	18,750	31,250
John W. Hedges	11/15/05	14,000	33,600	56,000
Stanley E. Gilliland	11/15/05	7,738	18,570	30,950
Robert J. Swift, Jr.(2)	11/15/05	8,363	20,070	33,450
Laurel G. Allenbaugh	11/15/05	5,000	12,000	20,000

(1) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the Company’s Incentive Compensation Plan were based on performance in 2006, which has now occurred. Thus, the information in the “Threshold,” “Target” and “Maximum” columns and the related footnotes reflect the range of potential payouts when the performance goals were set in November, 2005. The amounts actually paid under the Company’s Incentive Compensation Plan for 2006 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2) Mr. Swift resigned from the Company on December 15, 2006. Because he was not employed at year-end, he was not eligible to receive any payment from the Incentive Compensation Plan.

Non-Equity Incentive Plan Compensation. The Company maintains the Incentive Compensation Plan, which is a cash-based incentive plan designed to reward executives for producing incremental increases in Company profitability and for individual accomplishments which create shareholder value. The Company uses fully diluted earnings per share (EPS) as the metric to determine the Company profitability component. The Company has used EPS as the primary metric for over ten years. At the beginning of 2006, the Compensation Committee identified individuals eligible to participate in the Plan during 2006. The Committee also determined the amount of bonus each executive was entitled to receive, expressed as a percentage of base salary, and the portion based on the EPS component. Mr. Rowland’s bonus opportunity was set at 50% of salary, Mr. Hedges’ bonus opportunity was set at 35% of salary, Ms. Allenbaugh had a bonus opportunity of 20% and all other named executive officers had a bonus opportunity of 25% of salary. Mr. Rowland had 100% of his bonus opportunity linked to the EPS component and all other named executive officers had 75% of their bonus opportunity linked to the EPS component. The Committee set the following targets for EPS:

“Minimum:” $2.18. Unless this level is attained, no bonus opportunity is paid.

“Threshold:” $2.20. Attainment of this level results in receipt of 25% of the executive’s bonus opportunity.

“Budget:” $2.25. Attainment of this level results in receipt of 60% of the executive’s bonus opportunity.

“Maximum:” $2.36. Attainment of this level results in receipt of 100% of the executive’s bonus opportunity.

At the compensation committee’s discretion, a prorated portion of the bonus opportunity can be earned for EPS performance between the minimum, threshold, budget and maximum and for EPS performance above maximum.

Operations for 2006 resulted in actual EPS of $2.27, which resulted in the named executive officers receiving 60% of the portion of their bonus opportunity linked to Company profitability. The compensation committee did not increase the bonus due to EPS exceeding budget EPS.

The remaining portion of each named executive officer’s bonus opportunity, if any, is based on achievement of individual objectives. See “Cash Incentives” in the Compensation Discussion & Analysis Section of this Proxy Statement. The chief executive officer recommends individual goals to the compensation committee for each named executive other than himself. The compensation committee sets the individual goals for the chief executive officer, although for 2006 all of his bonus opportunity was based on EPS.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to each grant of stock options outstanding as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

William S. Rowland	4,500	0	14.99	12/15/07
	4,500	0	15.56	12/15/08
	12,375	0	15.33	12/13/09
	5,625	0	12.56	12/18/10
	13,500	0	16.00	12/18/11
	9,000	3,000(1)	18.17	12/16/12
	6,000	6,000(2)	31.00	12/16/13
	3,000	9,000(3)	41.00	12/14/14

Michael L. Taylor	1,688.25	0	12.56	12/18/10
	3,375	0	16.00	12/18/11
	2,531.25	843.75(1)	18.17	12/16/12
	1,687.50	1,687.50(2)	31.00	12/16/13
	843.75	2,531.25(3)	41.00	12/14/14

John W. Hedges	4,500	0	15.33	12/13/09
	3,375	0	12.56	12/18/10
	3,375	0	16.00	12/18/11
	3,656.25	1,218.75(1)	18.17	12/16/12
	2,437.50	2,437.50(2)	31.00	12/16/13
	1,218.75	3,656.25(3)	41.00	12/14/14

Stanley E. Gilliland	2,250	0	15.33	12/13/09
	3,375	0	12.56	12/18/10
	3,375	0	16.00	12/18/11
	2,531.25	843.75(1)	18.17	12/16/12
	1,687.50	1,687.50(2)	31.00	12/16/13
	843.75	2,531.25(3)	41.00	12/14/14

Robert J. Swift, Jr.(4)	.25	0	31.00	12/16/13
	843.75	0	41.00	12/14/14

Laurel G. Allenbaugh	562.50	0	12.56	12/18/10
	1,125	0	16.00	12/18/11
	1,125	562.50(1)	18.17	12/16/12
	1,125	1,125.00(2)	31.00	12/16/13
	562.50	1,687.50(3)	41.00	12/14/14

(1) These options became fully exercisable on January 1, 2007.

(2) One-half of these options became fully exercisable on January 1, 2007 and one-half become fully exercisable on January 1, 2008.

(3) One-third of these options became fully exercisable on January 1, 2007, one-third become fully exercisable on January 1, 2008 and one-third become fully exercisable on January 1, 2009.

(4) Mr. Swift’s options expire on March 15, 2007 due to his resignation from the Company on December 15, 2006.

OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options during 2006 by each named executive officer and the amount realized upon such exercise.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)
William S. Rowland	9,000	279,450
Michael L. Taylor	843	24,607
John W. Hedges	0	0
Stanley E. Gilliland	2,250	57,240
Robert J. Swift, Jr.	2,531	49,298
Laurel G. Allenbaugh	1,688	42,914

(1) Represents the difference between the closing market price of the common stock at the date of exercise and the option exercise price, multiplied by the number of shares covered by the options exercised.

PENSION BENEFITS

This table sets forth information relating to the defined benefit pension benefits provided under the Company’s SERP.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William S. Rowland	SERP	16(1)	341,514(2)	0

(1) The number of years of service credited to Mr. Rowland under the SERP, computed as of December 31, 2006, which is the same measurement date used for financial statement reporting purposes in the Company’s 2006 Form 10-K.

(2) The actuarial present value of Mr. Rowland’s accumulated benefits under the SERP, computed as of the same December 31, 2006 measurement date used for financial statement reporting purposes in the Company’s 2006 Form 10-K. This number amount represents the present value of receiving $40,000 per year for 20 years, beginning in March 2012 when Mr. Rowland attains age 65 and is entitled to begin receiving unreduced benefits. A discount rate of 6% was used to determine the present value.

The SERP is a non-qualified pension plan that provides benefits to senior management employees recommended by the President of the Company and designated by the Compensation Committee. Mr. Rowland is the only employee who currently participates in the SERP. The SERP provides for Mr. Rowland to receive an annual benefit of $50,000 (payable in monthly installments) for a 20-year period following his termination of employment at age 65. The benefit accrues at a rate of 5% per year beginning with Mr. Rowland’s date of hire, with a fully accrued benefit at age 63. If Mr. Rowland terminates employment prior to age 65, he is entitled to receive the benefit accrued as of the date of termination. As of December 31, 2006, Mr. Rowland had accrued a SERP benefit equal to $40,000 per year.

Mr. Rowland can elect to receive the portion of his SERP benefit accrued prior to 2005 following his termination of employment and prior to age 65, in which case the accrued benefit will be reduced by 0.0083% for each month the benefit is paid prior to age 65. Mr. Rowland can also elect to defer payment of his entire benefit past retirement at age 65 or to have the benefit paid in a lump sum instead of monthly installments. Any election must be made in accordance with the terms of the SERP.

In the event of Mr. Rowland’s disability (as defined in the Plan), the full accrued benefit of $50,000 per year will be paid for 20 years to Mr. Rowland, beginning at age 65. If the event of Mr. Rowland’s death, benefits will be paid to a designated beneficiary as described in the SERP. Upon termination of the SERP, Mr. Rowland’s full accrued benefit will be paid to him, in accordance with the distribution provisions of the SERP as discussed above.

The SERP contains provisions whereby Mr. Rowland forfeits any right to benefits if he is terminated for “cause” (as defined in the SERP), if during employment or the two-year period following employment he engages in competition with the Company or interferes with business relationships of the Company, or if he discloses confidential information about the Company.

NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)(2)	($)	($)(3)
William S. Rowland	0	0	3,147	0	167,837
Michael L. Taylor	0	0	0	0	0
John W. Hedges	2,500(1)	0	1,971	0	105,271
Stanley E. Gilliland	0	0	1,729	0	92,199
Robert J. Swift, Jr.	0	0	1,021	0	54,448
Laurel G. Allenbaugh	0	0	0	0	0

(1) This amount is included in the Summary Compensation Table for the prior year because it is a deferral of a portion of the bonus earned for 2005.

(2) The earnings reported in this column are not reported on the Summary Compensation Table.

(3) The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances: Mr. Rowland: $114,470 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Hedges: $50,053 (includes earnings); Mr. Gilliland: $77,665 (includes earnings); Mr. Swift: $31,047 (includes earnings).

Non-Qualified Deferred Compensation. The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers. For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation. The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the executive as soon as practicable after the date they would otherwise have been paid to the executive. Such amounts are invested in the Northern Institutional Funds Diversified Asset Fund Portfolio until the next quarterly window trading period established by the Company, at which point each executive’s account balance is invested in shares of common stock of the Company. Dividends paid on common stock are credited to the executive’s DCP account and invested in additional shares. The Diversified Asset Fund Portfolio had an annual return for 2006 of 4.53%. The Company’s common stock had an annual return for 2006 of 1.90%.

An executive is 100% vested in his or her DCP account at all times. An executive’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the executive terminates employment, provided that the Board in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment. An executive may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency. In the case of the death of an executive, the DCP account will be paid to his or her designated beneficiary in a single payment. Upon a Change in Control of the Company (as defined in the Plan), each executive’s DCP account will be paid in an immediate lump sum. All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company. These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements
The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement. The incremental benefits payable to the named executive officers include the following:

•	If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company has not occurred), the executive is entitled to the following:
(i)	Continued payment of the executive’s then current base salary for 12 months (six months for Mr. Taylor).
(ii)
Continued coverage under the Company’s health plan for the applicable severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the duration of the COBRA period).

•
If following a Change in Control of the Company (as defined in the 1997 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his employment because of a decrease in his or her then current salary or a substantial diminution in his or her position and responsibilities, the executive is entitled to the following:

(i)
For Mr. Rowland and Mr. Hedges, continued payment equal to two times the executive’s then current base annual salary. (Mr. Rowland’s payment is to be in the form of continued salary for two years and Mr. Hedges’ payment is to be in an immediate lump sum.) For all other named executive officers, an immediate lump sum payment equal to one times the executive’s then current base salary.

(ii)	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.
(iii)
Continued coverage under the Company’s health plan for the first 12 months following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the duration of the COBRA period).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud or dishonesty; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to cause the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Rowland or Mr. Hedges). The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect for two years following the executive’s termination of employment or the end of the term of the agreement (or one year for named executive officers other than Mr. Rowland or Mr. Hedges).

1997 Stock Incentive Plan

The Company’s 1997 Stock Incentive Plan provides that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for six months following termination (three months for incentive stock options), and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination (six months following retirement for an incentive stock option). The Plan also provides that upon a Change in Control of the Company (as defined in the Plan), all outstanding awards will become fully vested and exercisable.

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company occurred and the executives subsequently become eligible for benefits following a termination of employment on December 31, 2006.

2006 Potential Severance Payments Change in Control
Name:	William S. Rowland	Michael L. Taylor	John W. Hedges	Stanley E. Gilliland	Laurel G. Allenbaugh
Base Salary:	$450,000	$125,000	$320,000	$123,800	$100,000
Continued Health Coverage(1):	$2,760	$2,760	$2,760	$2,760	$2,760
Value of Vesting of Unvested Stock Options:	$124,890	$35,125	$50,737	$35,125	$23,471

No Change in Control
Name:	William S. Rowland	Michael L. Taylor	John W. Hedges	Stanley E. Gilliland	Laurel G. Allenbaugh
One Time Base Salary:	$225,000	$62,500	$160,000	$123,800	$100,000
Continued Health Coverage:(1)	$2,760	$1,380	$2,760	$2,760	$2,760

(1) Represents the Company’s portion of premiums paid during the severance period.

DIRECTOR COMPENSATION

Directors of the Company received a $3,500 quarterly retainer for their services. Directors of the Company were not granted any form of stock-based compensation in 2006. Directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums.

Audit Committee members received $500 for each Audit Committee meeting attended in 2006. The Audit Committee Chairman also received a $2,000 annual retainer. The Audit Committee financial expert also received a $1,500 annual retainer in 2006.

Compensation Committee members received $250 for each Compensation Committee meeting attended in 2006 and the Compensation Committee Chairman also received a $1,000 annual retainer.

Directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services in 2006. Directors who also served on the board of directors of Data Services or Checkley each received a $250 per meeting attended in 2006.

This table shows all compensation provided to each Non-Employee Director of the Company in 2006.

	Fees Earned Or Paid in Cash ($)	Option Awards ($)(10)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(12)	Total ($)

Charles A. Adams	25,500 (1)	0		0	25,500
Kenneth R. Diepholz	25,250 (2)	0		3,038	28,288
Joseph R. Dively	24,250 (3)	0		0	24,250
Steven L. Grissom	26,750 (4)	0		3,038	29,788
Richard A. Lumpkin	10,000 (5)	0		2,305	12,305
Daniel E. Marvin, Jr.	22,500 (6)	0	(11)	53,503	76,003
Gary W. Melvin	25,000 (7)	0		3,038	28,038
Sara Jane Preston	24,750 (8)	0		0	24,750
Ray Anthony Sparks	26,500 (9)	0		3,038	29,538

(1) This amount represents the compensation earned for serving as a Director of the Company, the Bank, Data Services and Checkley of $14,000, $6,000, $750 and $500, respectively, and for serving as a member of the Audit Committee and the Compensation Committee of $2,500 and $1,750, respectively.

(2) This amount represents the compensation earned for service as a Director of the Company and the Bank of $14,000 and $6,000, respectively, and for serving as a member of the Audit Committee and the Compensation Committee of $2,500 and $1,750, respectively, and for serving as the Compensation Committee Chairman of $1,000.

(3) This amount represents the compensation earned for serving as a Director of the Company and the Bank of $14,000 and $6,000, respectively, and for serving as a member of the Audit Committee and the Compensation Committee of $2,500 and $1,750, respectively.

(4) This amount represents the compensation earned for serving as a Director of the Company and the Bank of $14,000 and $6,000, respectively, for serving as a member of the Audit Committee and the Compensation Committee of $2,500 and $1,750, respectively, and for serving as the Audit Committee financial expert of $1,500. Mr. Grissom also received $100 per meeting attended as a member of the Trust Investment Committee. He received a total of $1,000 for attending 10 of the 12 meetings held in 2006.

(5) Mr. Lumpkin retired as a Director on May 24, 2006. This amount represents the compensation earned for serving through his retirement as a Director of the Company and the Bank of $7,000 and $2,500, respectively, and for serving as a member of the Compensation Committee of $500.

(6) This amount represents the compensation earned for serving as a Director of the Company, the Bank, and Checkley of $14,000, $6,000, and $250, respectively, and for serving as a member of the Audit Committee and the Compensation Committee of $2,000 and $250, respectively.

(7) This amount represents the compensation earned for serving as a Director of the Company, the Bank, and Data Services of $14,000, $6,000, and $750, respectively, and for serving as a member of the Audit Committee and the Compensation Committee of $2,500 and $1,750, respectively.

(8) This amount represents the compensation earned for serving as a Director of the Company, the Bank, and Checkley of $14,000, $6,000, and $500, respectively, and for serving as a member of the Audit Committee and the Compensation Committee of $2,500 and $1,750, respectively.

(9) This amount represents the compensation earned for serving as a Director of the Company, the Bank, Data Services, and Checkley of $14,000, $6,000, $750 and $250, respectively, for serving as a member of the Audit Committee and the Compensation Committee of $2,000 and $1,500, respectively, and for serving as the Audit Committee Chairman of $2,000.

(10) No options were granted to non-employee directors in 2006. Because all outstanding options granted in prior years were fully vested when granted, the Company recognized no expense for such options in 2006. The number of options held by each non-employee director is contained in the footnotes to the stock ownership table on page 2 of this proxy statement.

(11) As a retired executive of the Company, Mr. Marvin is currently receiving a pension benefit under the SERP equal to $50,000 per year for 20 years (or until 2019). The present value of his accumulated benefit decreased by $23,026 in 2006, from $460,012 as of December 31, 2005 to $436,986 as of December 31, 2006, as a result of payment of the benefits and the passage of time. A discount value of 6% was used to determine the present value.

(12) Represents the premiums for health insurance paid by the Company. Mr. Marvin’s amount also reflects the premium for life insurance paid by the Company and $50,000 in payments under his SERP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which are generally in writing and which include the Code of Ethics for Senior Financial Management and the Code of Conduct for all employees, annual questionnaires completed by all Company directors and executive officers, and regulatory compliance requirements (including Regulation O, which restricts loans by the Bank to directors, executive officers, principal stockholders and their affiliates and requires approval by the Board of Directors of the Bank for certain such loans), identify to the Company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Board of Directors of the Company or the Bank, or the appropriate committee of the Board of Directors, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. In addition, it is the practice of the Board of Directors of the Company, although not part of a written policy, to review each of the transactions specifically disclosed as a related person transaction in connection with its review of the proxy statement for the annual meeting of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard. All of the transactions described below were considered and approved or ratified by the Board of Directors of the Company or the Bank, or the appropriate committee of the Board.

Kenneth R. Diepholz, a director of the Company and the Bank, his sons and entities in which they have ownership interests had extensions of credit from the Bank during 2006. The table below shows, for certain of these loans or groups of loans to an individual or entity, the amount outstanding at February 1, 2007, the largest amount outstanding during the period from January 1, 2006 to February 1, 2007, the amount of principal paid from January 1, 2006 through February 1, 2007, the amount of interest paid during that period, and the rate of interest payable as of February 1, 2007.

Name of Individual or Entity	Amount Outstanding at February 1, 2007	Largest Amount Outstanding since January 1, 2006	Amount of Principal Paid from January 1, 2006 through February 1, 2007	Amount of Interest Paid from January 1, 2006 through February 1, 2007	Rate of Interest Payable as of February 1, 2007
Ronald R. Diepholz	$1,835,308.00	$1,840,000.00	$8,951.00	$144,480.00	8.00%
Diepholz Auto Group	$200,985.11	$252,057.75	$51,072.64	$21,727.36	9.00%
Diepholz Auto Group(1)	$290,550.00	$306,000.00	$866,410.73	$15,830.18	8.25%
Ken Diepholz Chevrolet, Inc.(1)	$1,495,930.50	$2,054,356.15	$5,889,412.00	$144,524.00	8.50%
Ken Diepholz Chevrolet	$0.00	$145,261.86	$145,261.86	$7,687.65	8.25%
Ken Diepholz Chevrolet	$0.00	$46,324.65	$46,324.65	$1,590.43	5.25%

(1) These are revolving loan facilities.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had other extensions of credit from the Bank during 2006. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2006, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company in the amount of $542,388. With regard to Consolidated Communications Holdings, Inc., Mr. Grissom was Treasurer and Secretary until January 2006 and has an indirect beneficial ownership, as co-trustee of certain trusts, of 10.8% of its outstanding voting stock, Mr. Dively is Senior Vice President and beneficial owner of less than 1% of its outstanding voting stock and Mr. Lumpkin is Chairman and beneficial owner of approximately 21.7% of its outstanding voting stock.

Also with respect to Consolidated Communications Holdings, Inc., Checkley co-brokered with Arthur J. Gallagher and Company to provide its property and casualty coverage. Checkley received a commission of $129,844 in 2006 in respect of the coverage premiums paid by Consolidated Communications Holdings, Inc.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than December 19, 2007. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board has not been informed that other persons intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

Exhibit A

FIRST MID-ILLINOIS BANCSHARES, INC. 2007 STOCK INCENTIVE PLAN

-i-

THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

FIRST MID-ILLINOIS BANCSHARES, INC.

2007 STOCK INCENTIVE PLAN

1.	Purpose of the Plan
First Mid-Illinois Bancshares, Inc. (the “Company”) hereby adopts the First Mid-Illinois Bancshares, Inc. 2007 Stock Incentive Plan (the “Plan”) as of February 27, 2007, subject to approval by Company stockholders at the Company’s annual meeting of stockholders to be held on May 23, 2007. The Plan is intended to provide a means whereby directors, employees, consultants and advisors of the Company and its Subsidiaries may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company and its Subsidiaries, thereby advancing the interests of the Company and its stockholders. Accordingly, directors and selected employees, consultants and advisors may be provided the opportunity to acquire shares of Common Stock of the Company or otherwise participate in the financial success of the Company, on the terms and conditions established herein.

2.	Definitions
The following terms shall be defined as set forth below:

(a)  “Award” shall mean any award granted under the Plan, including Stock Options, Stock Awards, Stock Appreciation Rights and Stock Units.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)  “Change in Control” shall mean:

(i)  the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company other than through the receipt of Shares pursuant to the Plan or the First Mid-Illinois Bancshares, Inc. Dividend Reinvestment Plan;

(ii)  the individuals who, as of the date hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders of the Company, of any new director was approved by a vote of a majority of the board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)  approval by stockholders of the Company of: (A) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 50% or more of the combined voting power of the then outstanding securities of the Company are acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity, or by any corporation which, immediately prior to such acquisition, is owner directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

(d)  “Code” shall mean the Internal Revenue Code of 1986, and any amendments thereto.

(e)  “Committee” shall mean the committee appointed by the Board in accordance with Section 3 hereof.

(f)  “Company” shall mean First Mid-Illinois Bancshares, Inc., a Delaware corporation.

(g)  “Exchange Act” shall mean the Securities Exchange Act of 1934, and any amendments thereto.

(h)  “Fair Market Value” shall mean the closing sales price of a Share on a given date, or as otherwise determined by the Committee in its discretion.

(i)  “Incentive Stock Option” or “ISO” shall mean a stock option awarded under Section 5 of the Plan that satisfies the requirements of Code Section 422 or any successor provision.

(j)  “Nonqualified Stock Option” or “NSO” shall mean a stock option awarded under Section 5 of the Plan that is not an Incentive Stock Option.

(k)  “Participant” shall mean any director or employee of, or consultant or advisor to, the Company or a Subsidiary who is selected to participate in the Plan.

(l)  “Securities Act” shall mean the Securities Act of 1933, and any amendments thereto.

(m)  “Share” shall mean a share of common stock of the Company.

(n)  “Stock Appreciation Right” or “SAR” shall mean a right awarded under Section 7 of the Plan to receive the appreciation in the Fair Market Value of a stated number of Shares.

(o)  “Stock Award” shall mean a grant of Shares awarded under Section 6 of the Plan.

(p)  “Stock Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(q)  “Stock Unit” shall mean a right to receive Shares awarded under Section 8 of the Plan.

(r)  “Subsidiary” shall mean an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

3.	Administration of the Plan
(a)  The Committee. The Plan shall be administered by a Committee appointed by the Board of Directors of the Company which shall be comprised of two or more directors who are “outside directors” (within the meaning of Code Section 162(m)) and “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act). The Committee shall have sole authority to:

(i)  select the directors, employees, consultants and advisors to whom the Awards shall be granted under the Plan;

(ii)  establish the timing, amount and conditions of each such Award and other limitations, restrictions, terms and conditions applicable to each such Award;

(iii)  prescribe any legend to be affixed to certificates representing such Awards;

(iv)  interpret the Plan; and

(v)  adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.
All decisions made by the Committee in administering the Plan shall be final. No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith.

(b)  Performance Goals. The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Code Section 162(m). Performance goals may be based on one or more business criteria, including but not limited to: earnings or earnings per share; return on equity; common stock price; return on investment; return on assets; net income; expense management; credit quality; revenue growth; or operating leverage. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole. With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria described above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and shall authorize Awards, as applicable, to the Participant for whom the targets were established.

4.	Shares Subject to the Plan
(a)  Total Number of Shares. The total number of Shares that may be issued under the Plan shall be 200,000 Shares. Any Shares that remain unissued at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient Shares to meet the requirements of the Plan.

(b)  Reuse of Shares. The number of Shares delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of a Stock Option or any required withholding taxes, shall once again be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of Shares that may be issued under the Plan. Any Shares subject to an Award may thereafter be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of Shares that may be issued under the Plan, if there is a lapse, forfeiture, expiration, termination or cancellation of any such prior Award for any reason, or if Shares are issued under such Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

(c)  Shares Under Awards. The maximum number of Shares as to which an employee of the Company or a Subsidiary may receive Stock Options in any calendar year is 50,000. The maximum number of Shares that may be used for Awards other than Stock Options that are intended to qualify as “performance based” in accordance with Code Section 162(m) that may be granted to any employee of the Company or a Subsidiary in any calendar year is 50,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of Shares on the date on which the Award is settled. The maximum number of Shares that may be subject to Incentive Stock Options is 200,000.

(d)  Adjustment. Awards under the Plan shall be adjusted to reflect a change in the outstanding Shares of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination or exchange of shares, stock dividend or similar transaction. The adjustment shall be made in an equitable manner which shall cause the intended benefits under the Awards to remain unchanged as a result of the applicable transaction.

5.	Stock Options
(a)  Grants of Stock Options. The Committee may grant Stock Options that constitute Incentive Stock Options to employees and Nonqualified Stock Options to all Participants. Unless otherwise expressly provided at the time of grant, Stock Options granted under the Plan shall be NSOs.

(b)  Terms and Conditions of Stock Options. Each Stock Option granted under the Plan shall be subject to the terms and conditions established by the Committee, including the type of Stock Option granted, the number of Shares subject to the Stock Option, the exercise price, the vesting schedule, the terms for payment of the exercise price and any withholding taxes, and the expiration date.

(c)  Additional Terms and Conditions Applicable to All Stock Options. Each Stock Option shall be subject to the following terms and conditions:

(i)  Exercise Price. The exercise price of each Stock Option shall not be less than the Fair Market Value of a Share on the date the Stock Option is granted.

(ii)  Vesting. Except as provided below in (d), each Stock Option that has not terminated earlier shall expire on the date 10 years after the date of grant.

(iii)  Method of Exercise. A Stock Option may be exercised only by giving written notice to the Company specifying the number of Shares to be purchased. The Stock Option exercise price may be paid in any one or a combination of (A) cash (including personal check), (B) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the Shares subject to the Stock Option to pay the exercise price, (C) by directing the Company to withhold a number of Shares otherwise issuable in connection with the Stock Option having a Fair Market Value equal to the exercise price, or (D) by delivering (either directly or through attestation) previously acquired Shares that are acceptable to the Committee and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price.

(d)  Additional Terms and Conditions Applicable to Incentive Stock Options. Each Incentive Stock Option shall be subject to the following terms and conditions:

(i)  ISO Exercise Price. The exercise price of an ISO granted to an employee of the Company or a Subsidiary who, at the time such ISO is granted, owns stock of the Company possessing more than 10% of the total combined voting power of all classes of Shares (or its parent or subsidiaries as defined in Code Section 422(b)(6)) (hereinafter referred to as a “10% Stockholder”) shall not be less than 110% of the Fair Market Value of a Share on the date the ISO is granted.

(ii)  Term of ISO. No ISO granted to a 10% Stockholder may be exercised more than five years after the date of grant.

(iii)  Annual Exercise Limit. The aggregate Fair Market Value (determined at the time the ISO is granted) of Shares which first become exercisable during any calendar year shall not exceed $100,000. In the event that this limit is exceeded, so much of the ISO that does not exceed the limit shall be an ISO and the remainder shall be a NSO, but in all other respects the original terms and conditions of the Stock Option shall remain in full force and effect.

6.	Stock Awards
(a)  Grants. The Committee may grant Shares under the Plan to any Participant.

(b)  Terms and Conditions of Grant. Each Stock Award shall be subject to the terms and conditions as established by the Committee, including the number of Shares granted, and any restrictions, including without limitation, prohibitions against transfer, substantial risks of forfeiture or attainment of performance objectives.

(c)  Stockholder Rights. Subject to the foregoing, and except as otherwise provided by the Committee, the Participant receiving a Stock Award shall have all other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such Shares; provided that the Committee shall have the discretion to accumulate and hold such dividends and pay them to the Participant only upon the lapse of the restrictions to which the Award is subject.

7.	Stock Appreciation Rights
(a)  Grants. The Committee may grant SARs under the Plan to any Participant.

(b)  Terms and Conditions of Grant.

(i)  Each SAR granted under the Plan shall be subject to the terms and conditions established by the Committee, including the number of Shares subject to the SAR, the exercise price, the vesting schedule, and the expiration date.

(ii)  An SAR may be granted independently of a Stock Option, or in tandem with or with reference to a related Stock Option granted prior to or at the same time as the grant of the SAR, in which event the Participant may elect to exercise the Stock Option or the SAR, but not both, as to the same Shares subject to the Stock Option and the SAR. The tandem SAR shall be exercisable only at such time as the Stock Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Stock Option. Upon the exercise of a tandem SAR, the unexercised Stock Option, or the portion thereof to which the exercised portion of the tandem SAR is related, shall expire. The exercise of any Stock Option shall cause the expiration of the tandem SAR related to such Stock Option, or portion thereof, that is exercised.

(c)  Additional Terms and Conditions Applicable to All SARs. Each SAR shall be subject to the following terms and conditions:

(i)  Exercise Price. The exercise price of each SAR shall not be less than the Fair Market Value of a Share on the date the SAR is granted.

(ii)  Vesting. Each SAR that has not terminated earlier shall expire on the date 10 years after the date of grant.

(d)  Payment on Exercise. An SAR may be exercised only by giving written notice to the Company specifying the number of Shares to be purchased. Upon exercise of an SAR, the Participant shall be paid the excess of the then Fair Market Value of a Share on the date of such exercise over the exercise price of the SAR multiplied by the number of Shares with respect to which the SAR is being exercised. Such amount shall be paid in cash or in Shares having a Fair Market Value equal to such amount.

8.	Stock Units
(a)  Grants. The Committee may grant Stock Units to any Participant. Each Stock Unit shall entitle the Participant to receive, on the date or occurrence of an event determined by the Committee, one Share or cash equal to the Fair Market Value of a Share on the date of such event, as determined by the Committee at the time of grant.

(b)  Terms and Conditions of Grant. Stock Units, and the Shares received pursuant to the Stock Units, shall be subject to such terms and conditions established by the Committee, including the number of Stock Units granted, and any restrictions, including without limitation, prohibitions against transfer, substantial risks of forfeiture or attainment of performance objectives.

(c)  Stock Unit Holder Rights. Unless otherwise provided by the Committee, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in Shares. The Committee may provide that, until the Stock Units are settled in Shares or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Shares, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual Shares; provided that the Committee shall have the discretion to accumulate and hold such dividends or distributions and pay them to the Participant only upon the lapse of the restrictions to which the Award is subject.

9.	Change in Control
In the event of a Change in Control, all outstanding Awards shall become immediately and fully exercisable, all restrictions applicable to Awards shall lapse, and any performance goals applicable to any Awards shall be deemed satisfied at the target or higher levels as determined by the Committee. Upon such Change in Control, the Committee has sole discretion to: (i) provide for the purchase of any outstanding Stock Option, and the mandatory exercise of any outstanding SAR, for an amount of cash equal to the difference between the exercise price of the Stock Option or SAR and the then Fair Market Value of the Shares covered thereby, multiplied by the number of Shares subject to the Stock Option or SAR, (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control, or (iii) cause any such Award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

10.	Award Agreements
Each Award under the Plan shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (a) an agreement not to compete with, or solicit the customers or employees of, the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (c) an agreement to retain the confidentiality of certain information. Such Award Agreement or other agreement may contain such other terms and conditions as the Committee shall determine, including provisions for the Participant’s forfeiture of an Award in the event of the Participant’s noncompliance with the provisions of such Award Agreement or other agreement. If the Participant shall fail to enter into any such agreement at the request of the Committee and within any period specified by the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

11.	Nontransferability
Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than: (a) by will or by the laws of descent and distribution; (b) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or (c) as permitted by the Committee with respect to a NSO transferable by the Participant during his or her lifetime. In each case, the transfer shall be for no value, and the other terms and conditions applicable to the transferability of the Award shall be established by the Committee.

12.	Withholding of Tax
In connection with any Award, and as a condition to the issuance or delivery of any Shares or cash amount to the Participant in connection therewith, the Committee may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes: (a) in cash; (b) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the Shares subject to the Award to pay the withholding taxes; (c) by directing the Company to withhold such number of Shares otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld; or (d) by delivering (either directly or through attestation) previously acquired Shares that are acceptable to the Committee that have an aggregate Fair Market Value equal to the amount required to be withheld. The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

13.	Stock Certificates
Once a Participant becomes entitled to receive Shares in connection with an Award under the Plan, the Company shall either (a) issue, in the name of the Participant, stock certificates representing the total number of Shares granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Shares are forfeited, resold to the Company, or the restrictions lapse, or (b) in lieu of issuing stock certificates, reflect the issuance of Shares to a Participant on a non-certificated basis, with the ownership of such Shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent. Each stock certificate issued, or each book-entry made, in respect of any Award subject to any restriction or forfeiture shall bear or be subject to the following legend:

The Shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions on transfer) contained in the First Mid-Illinois Bancshares, Inc. 2007 Stock Incentive Plan and any related Award Agreement between the Company and the individual receiving the Shares. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Award Agreement, a copy of each of which is on file in the office of the Secretary of the Company.

14.	Right of First Refusal
(a)  Purchase by Company. If a holder of Shares acquired under the Plan wishes to sell such Shares, such holder shall first offer such Shares to the Company for purchase, and the Company shall have 10 business days to exercise its right to purchase such Shares. The purchase price shall be as negotiated by the Company and the holder, or if applicable, the price offered to the holder pursuant to a bona fide third party written offer (such offer to include the number of Shares to be sold, the name and address of the person(s) offering to purchase the Shares and the purchase price and terms of payment of such sale). The Committee in its discretion may pay the holder in a lump sum or, if the lump sum exceeds $225,000, in substantially equal annual or more frequent installments over a period not exceeding five years. If the purchase price is paid in installments, the unpaid balance shall earn interest at a rate that is substantially equal to the rate at which the Company could borrow the amount due and shall be secured by a pledge of the Shares purchased or such other adequate security as agreed to by the Company and the holder. If the Company does not exercise its right to purchase such Shares (including by reason of the parties’ inability to agree on a purchase price), the holder may sell such Shares to any purchaser; provided that if the holder does not sell such Shares within 10 business days after the Company’s right to repurchase expires, such Shares shall again become subject to the Company’s right to repurchase as described in this Section 14, and the holder may not offer to sell such Shares to the Company until six months from the expiration of such 10-business day period. For purposes of this Section, a holder shall include any person who acquires Shares issued under the Plan from any other person and for any reason; including, but not limited to, by gift, death or sale. Notwithstanding the foregoing, any purchase of Shares pursuant to this Section 14 shall be subject to any restrictions set forth in the Company’s insider trading policy or applicable law, regulation or rule of any stock exchange on which the Shares are listed, and any such restrictions shall toll the 10-business day periods described herein. Each Share issued under the Plan shall bear or be subject to the legend provided under Section 13.

(b)  Change in Control. Notwithstanding Section 14(a) above, following a Change in Control of the Company, (i) the Company’s repurchase right described therein shall not apply, and any Shares acquired under the Plan, whether before, on, or after the Change in Control shall be freely transferable by the holder thereof; and (ii) any amount of the purchase price remaining to be paid by the Company in connection with any prior purchase of Shares pursuant to Section 14(a) above shall be paid to the holder in an immediate lump sum.

15.	Delivery and Registration of Stock
The Company shall not be required to deliver any Shares under the Plan prior to (a) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, (b) the completion of registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable and (c) the determination by the Committee that the issuance of such Shares does not violate any applicable law, or regulation or rule of any stock exchange. Any provision of the Plan which is inconsistent with said law, regulation or rule should to the extent of such inconsistence, be inoperative and shall not affect the validity of the remaining provisions of the Plan. Any such postponement of Share delivery shall not extend the term of an Award and the Company shall have no obligation or liability to a Participant, the Participant’s successor or any other person with respect to any Shares as to which the Award shall lapse because of such postponement

16.	Amendment or Termination of the Plan or Award Agreements
(a)  Plan. The Board may amend, suspend or terminate the Plan, or a portion thereof, at any time, but no amendment shall be made without approval of stockholders of the Company if such approval is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed. No amendment, suspension or termination of the Plan shall materially impair the rights of any Participant, without his or her consent, with respect to any outstanding Awards.

(b)  Award Agreements. The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed.

17.	Term of Plan
The Plan shall be effective upon the date of its adoption by the Board; provided that the Plan is approved by the stockholders of the Company within 12 months after the date of adoption. Unless sooner terminated under the provisions of Section 15, Awards shall not be granted under the Plan after the expiration of 10 years from the effective date of the Plan; provided that outstanding Awards granted prior to such time shall continue to be subject to the terms and conditions of the Plan in effect prior to such date.

18.	Service
A Participant shall be considered to be in the service of the Company or a Subsidiary as long as he or she remains a director, employee, consultant or advisor of the Company or such Subsidiary. Nothing herein shall confer on any Participant that right to continued service with the Company or a Subsidiary or affect the right of the Company or such Subsidiary to terminate such service.

19.	Governing Law
All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.